Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of February 25, 2009 (this “Agreement”), is made by and between StarTek, Inc., a Delaware corporation (“Parent”), Domain.com, Inc., a Delaware corporation (“Seller”), and A. Emmet Stephenson Jr., Inc., a Colorado corporation (“Purchaser”).

RECITALS:

WHEREAS, Parent is a provider of business process outsourcing services to the communications industry and is the owner of all of the issued and outstanding capital stock of Seller;

WHEREAS, Seller owns registrations of domain names and provides related services (the “Business”); and

WHEREAS, Seller has decided to sell the Business, and in accordance therewith, Purchaser desires to purchase, and Seller desires to sell and transfer, certain assets used or held for use in the Business upon the terms and subject to the conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants, promises, and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows.

ARTICLE I
PURCHASE AND SALE OF ASSETS

Section 1.1             Purchase and Sale of Assets; Purchase Price. On the date hereof and upon the terms and subject to the conditions provided below, Seller shall convey, assign, transfer and deliver to Purchaser all of Seller’s right, title and interest in, to and under, if any, consistent with Section 3.3, the assets listed on Schedule 1.1 hereto, (the “Assets”).  In exchange for the Assets, Purchaser shall pay to Seller cash in the aggregate amount of $7,075,000 (the “Purchase Price”).  Seller shall be entitled to retain all revenues that are received with respect to the Assets through the Closing (as defined below), and Purchaser shall be entitled to retain all revenues that are received with respect to the Assets after the Closing (determined in both cases by using a cash basis method of accounting).

Section 1.2             Assumed Liabilities. Purchaser assumes from Seller, and Seller assigns to Purchaser, all liabilities and obligations of Seller listed on Schedule 1.2 (collectively, the “Assumed Liabilities”), which shall be the sole responsibility of Purchaser after the Closing.  Purchaser agrees to pay, perform and discharge the Assumed Liabilities as and when they become due and to indemnify Seller against all claims, losses and expenses relating to the Assumed Liabilities.  Notwithstanding anything to the contrary in this Agreement, (a) all Assumed Liabilities that are not transferable without consent from any other party or parties thereto shall be deemed to have been assigned and assumed as of the date hereof, irrespective of any failure to obtain such consent, and (b) all liabilities of Seller that are not Assumed Liabilities will remain the obligation of Seller.

Section 1.3             Closing. The closing of the sale and purchase of the Assets under this Agreement (the “Closing”) shall take place on the date hereof.  The effective time of the transactions contemplated hereby shall be at 12:01 a.m., Mountain Time, on the date hereof (the “Effective Time”).  At the Closing, Seller shall deliver or cause to be delivered to Purchaser the fully executed Bill of Sale,

Assignment, and Assumption Agreement (the “Bill of Sale”), in the form attached hereto as Schedule 1.3, under which Seller shall assign, and Purchaser shall assume, the Assets and Assumed Liabilities.  At the Closing, Purchaser shall deliver or cause to be delivered to Seller the Purchase Price in cash and the Bill of Sale, duly executed by Purchaser.

Section 1.4             Allocation of Purchase Price.  The Purchase Price will be allocated for tax purposes in accordance with the allocation schedule attached to be prepared by Purchaser and to be delivered to Seller and Parent not later than ten business days after the Closing.  Purchaser will ensure that the allocation schedule is prepared in accordance with Section 1060 of the Internal Revenue Code.  After the Closing, the parties will make consistent use of the allocation, fair market value and useful lives specified in such schedule for all tax purposes and in all filings, declarations and reports with the Internal Revenue Service (“IRS”) in respect to the transactions contemplated by this Agreement, including the reports required to be filed under Section 1060 of the Internal Revenue Code.  Purchaser will prepare and deliver the IRS Forms 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS.  In any proceeding or investigation related to the determination of any tax, none of Purchaser, Seller or Parent shall contend or represent that such allocation is not a correct allocation.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that, as of the Closing:

Section 2.1             Capacity and Enforceability. Purchaser has the legal capacity to execute and deliver this Agreement and the documents to be executed and delivered by Purchaser pursuant to the transactions contemplated hereby. This Agreement and the documents to be executed and delivered by Purchaser pursuant to the transactions contemplated hereby have been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their terms.

Section 2.2             Absence of Restrictions and Conflicts. The execution and delivery by Purchaser of this Agreement and the documents to be executed and delivered by Purchaser pursuant to the transactions contemplated hereby do not, and the performance of each of Purchaser’s obligations hereunder and thereunder will not, (a) conflict with or violate any law applicable to Purchaser or by which any property or asset of Purchaser is bound, or (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any contract, will, agreement, permit, franchise, license or other instrument applicable to Purchaser (ii) any judgment, decree or order of any governmental entity to which Purchaser is a party or by which any of its properties are bound or (iii) arbitration award applicable to Purchaser.

Section 2.3             Compliance with Laws.  To the knowledge of Purchaser (and Purchaser acknowledges that an affiliate of Purchaser is Seller’s sole employee), Seller is in compliance with all laws applicable to its Business except where the failure to do so has not had, and would not reasonably be expected to have a material adverse effect on either the assets, business, operations, personnel or condition (financial or otherwise) of Seller.

Section 2.4             Formation and Transfer of Corporations. Purchaser (a) acknowledges and agrees that Seller has formed certain corporations under the laws of the state of Delaware under the direction of an affiliate of Purchaser (the “Corporate Names”), (b) waives any right to seek indemnification from Seller and Parent under this Agreement with respect to any Loss (as defined below) to the extent that such Loss arises in connection with the incorporation of any Corporate Names and (c) shall indemnify and hold harmless the Seller and its affiliates from any and all Losses (regardless of whether the liability, cost or expense relates to the period before or after the date of this Agreement) relating in any way to the formation or filing or payment of state franchise tax obligations related to the Corporate Names.

Section 2.5             As Is, Where Is. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, BASED ON PURCHASER’S INDEPENDENT INVESTIGATION OF THE ASSETS AND THE BUSINESS, SELLER IS SELLING AND PURCHASER IS PURCHASING THE ASSETS ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ASSETS OR THE BUSINESS, INCLUDING INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE ASSETS, THE PHYSICAL CONDITION OF ANY OF THE ASSETS, THE VALUE OF THE ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE ASSETS FOR ANY PARTICULAR PURPOSE, EXCEPT AS SUCH MATTERS MAY BE AFFECTED BY THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT.

Section 2.6             No Broker.  Purchaser has not entered into any contract, arrangement or understanding with any Person that may result in the obligation of Parent, Seller or Purchaser to pay any finder’s fees, brokerage or agent’s commissions or other like payments to any finder, broker or sales agent in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent jointly and severally represent and warrant to Purchaser that, as of the Closing:

Section 3.1             Incorporation and Good Standing; Authority and Enforceability. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the documents to be executed pursuant to the transactions contemplated hereby, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby.  This Agreement and the documents to be executed and delivered by Seller pursuant to the transactions contemplated hereby have been duly approved by all requisite corporate action of Seller, including approval by the board of directors of Seller, and have been executed and delivered by Seller and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with their terms.

Section 3.2             Absence of Restrictions and Conflicts. The execution and delivery by Seller of this Agreement and the documents to be executed and delivered by Seller pursuant to the transactions contemplated hereby does not, and the performance of each of Seller’s obligations hereunder and thereunder will not, (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Seller, (b) conflict with or violate any law applicable to Seller or by which any property or asset of Seller is bound, or (c) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any contract, will, agreement, permit, franchise, license or other instrument applicable to Seller, (ii) any judgment, decree or order of any governmental entity to which Seller is a party or by which any of its properties are bound or (iii) any arbitration award applicable to Seller.

Section 3.3             Title to Assets.  The Assets are free and clear of all liens and encumbrances; provided, however, that Purchaser acknowledges and agrees that the Assets are subject to the terms of the contracts that constitute a portion of the Assets.  Seller has not sold, transferred, leased, licensed, pledged, exchanged, mortgaged, or otherwise disposed of any right to any of the Corporate Names, each of which was formed by the filing of a certificate of incorporation with the Delaware Secretary of State.  Seller has exclusive ownership of the registration rights to each of the domain names listed on Schedule 1.1, and all rights to renew the registration of each such domain name.  Upon execution and delivery of the Bill of Sale to Purchaser, (i) exclusive ownership of the registration rights to each of the domain names listed on Schedule 1.1 (including but not limited to the passwords and authorization codes for the domain names and all rights to renew the domain names) will be conveyed to Purchaser and (ii) Seller’s right, title and interest in all other Assets will be conveyed to Purchaser, subject only to Purchaser’s waiver of rights in Section 2.4(b).

Section 3.4             Absence of Undisclosed Liabilities.  Seller has no liability, debt, obligation or liability of any type, contingent or otherwise, liquidated or unliquidated, known or unknown, of any nature or in any amount (a “Liability”), and there is no basis for any such Liability, that would affect the transfer to Purchaser of Seller’s title to the Assets or the use and enjoyment of the Assets by Purchaser, except for any such Liability as to which Purchaser has knowledge prior to the Closing.  For clarity, except for Liabilities known to Purchaser prior to the Closing and not disclosed to Seller prior to the Closing, the parties intend that Seller and Parent shall be responsible under Section 5.1 for any Liability that is based on facts, circumstances, or conditions prior to the Closing, and that Purchaser shall be responsible for any Liability that is based on facts, circumstances, or conditions after the Closing.

Section 3.5             Litigation.  Except as set forth on Schedule 3.5, there is no suit, claim, action, arbitration, audit, hearing or other legal proceeding (whether civil, criminal, administrative or judicial, whether formal or informal, whether public or private, or whether before a governmental body or arbitrator), pending or to the knowledge of Seller, threatened, against or relating to the Assets, or that challenges, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transfer to Purchaser of Seller’s title to the Assets or the use and enjoyment of the Assets by Purchaser, except for any such matters as to which Purchaser has knowledge.

Section 3.6             No Broker.  Neither Parent nor Seller has entered into any contract, arrangement or understanding with any Person that may result in the obligation of Parent, Seller or Purchaser to pay any finder’s fees, brokerage or agent’s commissions or other like payments to any finder, broker or sales agent in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS

Section 4.1             Further Assurances; Cooperation.  Subject to the other provisions hereof, Seller, Parent, and Purchaser agree to use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.  If at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement shall take all such necessary action.  Without limiting the foregoing, the parties shall execute, acknowledge and deliver any further deeds, assignments, conveyances, and other assurances, documents and instruments of transfer, reasonably requested by the other party hereto, and will take, or cause to be taken, any other action consistent with the terms of this Agreement that may reasonably be requested by the other parties, for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser, or reducing to possession, any or all interests in the Assets to be conveyed and transferred by this Agreement.  Seller, Parent, and Purchaser shall each use their best efforts to forward promptly to the other party all notices, claims, correspondence and other materials which are received and determined to pertain to the other party.

Section 4.2             Public Announcements; Confidentiality.

(a)           Subject to its legal obligations, each party shall consult with the other parties with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, employees, customers, suppliers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

(b)           Seller, Parent, and Purchaser and their respective employees and agents shall each hold in strict confidence all records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party or the Assets in their possession or furnished by the other or the other’s representative pursuant to this Agreement with the same degree of care as such party utilizes as to such party’s own confidential information (except to the extent that such Information is (i) in the public domain through no fault of such party or (ii) later lawfully acquired from any other source by such party), and each party shall not release or disclose such Information to any other person, except such party’s auditors, attorneys, financial advisors, bankers, other consultants and advisors or persons with whom such party has a valid obligation to disclose such Information, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law (in which event the party that is required to make such disclosure shall promptly inform the other party of such requirement).

Section 4.3             Name Change.  Promptly after the Closing Date, and in any event not later than three business days after the Closing Date, Parent and Seller (a) will take all action necessary to change the name of Seller to a name other than Domain.com, Inc., which name shall not contain any expansions, contractions or derivations thereof, nor any other name, trade name, trade dress or domain name confusingly or apparently similar thereto, (b) will notify CT Corporation and any other agents that its name has been so changed, and (c) will cease using any such name for any purpose.  Parent and Seller will promptly take such reasonable further steps to confirm Seller’s change of name as Purchaser reasonably requests.  From and after the Closing, neither Parent nor Seller shall use the name “Domain.com, Inc.” nor any expansions, contractions or derivations thereof, nor any other name, trade name, trade dress or domain name confusingly or apparently similar thereto.  In order to comply with the requirements of this Section 4.3, Seller and Parent shall use commercially reasonable efforts to obtain any necessary third party consents and approvals, and shall, promptly after obtaining such consent or approval, if at all, and to the extent assignable, assign to Purchaser the name, or licenses to use the name, if applicable, of Seller that is used by Seller as of the Closing in the operation of the Business.

Section 4.4             Reimbursed Expenses. During the period from the Closing until the five (5) year anniversary of the date hereof, Parent and Seller covenant and agree to reimburse Purchaser, promptly (and in any event not later than five business days) after Purchaser provides to Seller supporting documentation for such expenses, for any out-of-pocket costs incurred by Purchaser in the furtherance, perfection, improvement, defense or prosecution of any rights with respect to title to, or the use and enjoyment of, any of the Assets, including personal costs and expenses incurred by A. Emmet Stephenson in connection with such matters, costs of third party service providers, filing and similar fees and costs, and reasonable attorneys’ fees and costs, but excluding any expenses incurred in connection with any dispute between Purchaser, on the one hand, and Parent and Seller (or either of them), on the other hand, under this Agreement; provided, however, that the maximum aggregate amount that shall be reimbursed by Parent and Seller pursuant to this Section 4.4 shall in no event exceed $100,000 (the “Maximum Reimbursement Amount”); provided, further, that upon any change of control of Parent prior to the five (5) year anniversary of the date hereof, Parent and Seller covenant and agree to pay to Purchaser an aggregate amount, if any, equal to (i) the Maximum Reimbursement Amount minus (ii) all amounts previously reimbursed to Purchaser pursuant to this Section 4.4. For purposes of this Agreement “change of control of Parent” shall mean (i) the sale of all or substantially all of the assets of Parent; (ii) a sale of equity of Parent resulting in more than 50% of the voting stock of Parent being held by an unaffiliated person; or (iii) a merger or consolidation of Parent with or into an unaffiliated person.

ARTICLE V
INDEMNIFICATION

Section 5.1             Indemnification; Generally. Purchaser covenants and agrees to indemnify, defend, protect and hold harmless Seller, and Seller’s officers, directors, employees, stockholders, agents, representatives and affiliates (each, a “Seller Indemnitee”) at all times from and after the date of this Agreement from and against all losses, liabilities, damages, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation) (collectively, “Losses”) incurred by any Seller Indemnitee as a result of or arising from (a) Purchaser’s breach of its representations and warranties set forth herein, (b) Purchaser’s breach or non-fulfillment of any covenant or agreement under this Agreement, or (c) Purchaser’s failure to assume any Liability with respect to the operation of the Business or the use of the Assets after the Closing.  Parent and Seller covenant and agree to jointly and severally indemnify, defend, protect and hold harmless Purchaser, and Purchaser’s officers, directors, employees, stockholders, agents, representatives and affiliates (each, a “Purchaser Indemnitee”) at all times from and after the date of this Agreement from and against all Losses incurred by any Purchaser Indemnitee as a result of or arising from (a) any breach of Parent’s or Seller’s representations and warranties set forth herein, (b) Parent’s or Seller’s breach or non-fulfillment of any covenant or agreement under this Agreement, (c) any Liability remaining with Seller with respect to the Business or the use of the Assets prior to the Closing if such Liability is asserted against Purchaser, except with respect to any Liability as to which Purchaser had knowledge and did not disclose to Seller or Parent and as to which neither Seller nor Parent had knowledge independently of Purchaser, or (d) the auction process conducted by Parent and Seller related to the potential sale of the Assets or the equity of Seller, including without limitation any claim brought by any shareholder of Parent, invitee, participant, or bidder in connection with such auction process.

Section 5.2             Survival. The representations and warranties of each party shall survive until the date that is five (5) years from the date hereof.  The covenants made by each party in this Agreement and any claim with respect to fraud or willful misrepresentation shall survive indefinitely.  Notwithstanding the foregoing, if, prior to the close of business on the applicable expiration date, an Indemnitee (either Purchaser Indemnitee or Seller Indemnitee) shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 5.3             Indemnification Procedures.  Whenever any claim arises which is subject to indemnification pursuant to the provisions of this Article 5, (an “Indemnification Claim”), the party seeking indemnification (the “Indemnified Party”) shall promptly, and in any event within twenty-five (25) days, notify the party or parties from which indemnification is sought (both singly and collectively, the “Indemnifying Party”) in writing of the nature of the Indemnification Claim (the “Notice of Claim”).  The Notice of Claim shall specify the material facts known to the Indemnified Party concerning the Indemnification Claim.  The failure of an Indemnified Party to so notify the Indemnifying Party of an Indemnification Claim shall not relieve the Indemnifying Party of any obligation to indemnify except to the extent the Indemnifying Party is prejudiced by such failure in the event the Notice of Claim is not received by the Indemnifying Party within the time period described above.  Within thirty (30) days after receipt of a Notice of Claim, the Indemnifying Party shall notify the Indemnified Party in writing whether it accepts and assumes the obligation to indemnify in whole or in part, and stating the reasons for a rejection, or any limitation on assumption or reservation of rights.  To the extent that the Indemnifying Party denies, or fails to accept and assume its obligation to indemnify and assume the defense of the Indemnified Party (provided that the parties acknowledge that the reservation of rights shall not be deemed a failure to accept and assume its obligations), the Indemnified Party may proceed to take such actions, including retaining legal counsel, to defend or otherwise represent it in connection with the Indemnification Claim.  The Indemnified Party shall be entitled, at its expense, to participate in any proceeding or investigation, the defense of which has been assumed by the Indemnifying Party.  To the extent that the Indemnifying Party acknowledges the Indemnified Party’s right to indemnification with respect to such Indemnification Claim, the Indemnifying Party shall assume the defense of such Indemnification Claim with counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in the defense or prosecution of such Indemnification Claim, but the Indemnified Party shall be reimbursed by the Indemnifying Party for its reasonable out-of-pocket costs in connection with such cooperation.  To the extent that the Indemnifying Party acknowledges the Indemnified Party’s right to indemnification and elects to assume the defense of such Indemnification Claim, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the sole expense of the Indemnified Party, unless there is, under applicable standards of professional conduct, a material ethical conflict on any significant issue between the Indemnifying Party and the Indemnified Party that makes it improper for one counsel (as determined by such counsel in writing) to represent both parties, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party.  To the extent that the Indemnifying Party has assumed the defense of any Indemnification Claim against the Indemnified Party, the Indemnifying Party shall have the right to settle any Indemnification Claim, but, to the extent that such settlement requires, or purports to obligate, the Indemnified Party to take, or prohibits, or purports to prohibit, the Indemnified Party from taking, any action, then the Indemnifying Party shall not settle such Indemnification Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.  To the extent that the Indemnifying Party does not assume the defense of a third-party Indemnification Claim and disputes the Indemnified Party’s right to indemnification, the Indemnifying Party shall have the right to participate in the defense of such Indemnification Claim through counsel of its choice, at the Indemnifying Party’s expense, and the Indemnified Party shall have control over the litigation and authority to resolve such Indemnification Claim, subject to the terms of this Section.  Notwithstanding anything to the contrary in this Section, to the extent that an Indemnification Claim is covered by insurance and the carrier has accepted the Indemnification Claim, the parties agree, with respect to selection of counsel, to comply with the terms of the insurance policy.

Section 5.4             Limitation on Indemnity.  Regardless of any other provision of this Agreement and absent fraud, the maximum amount that Seller and Parent will be required to pay to Purchaser under the provisions of this Article 5 is $2,000,000.  Regardless of any other provision of this Agreement and absent fraud, the maximum amount that Purchaser will be required to pay to Seller under the provisions of this Article 5 is $750,000.

Section 5.5             Exclusive Remedy.  Absent fraud, the remedies provided by this Article 5 constitute the exclusive remedy for a breach of this Agreement by any party, except for injunctive relief.

ARTICLE VI

MISCELLANEOUS

Section 6.1             Notices. All notices and communications required or permitted hereunder shall be in writing and deemed given when received by means of the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or personal delivery, or overnight courier, as follows:

If to Parent or
Seller, to:	StarTek, Inc.
44 Cook Street, 4th Floor
Denver, Colorado 80206
Attention: David G. Durham
Phone: (303) 262-4149
Fax: (303) 316-4812
Email: david.durham@startek.com

With a copy to:	StarTek, Inc.
44 Cook Street, 4th Floor
Denver, Colorado 80206
Attention: General Counsel

and

Hogan & Hartson
1200 17th Street, Suite 1500
Denver, CO 80202
Attention: Paul Hilton
Phone: (303) 454-2414
Fax: (303) 899-7333
E-mail: philton@hhlaw.com

If to Purchaser, to:	A. Emmet Stephenson, Jr., Inc.
400 Nevada Way
Boulder City, NV 89005
Phone: 702-302-1400
Fax: 702-441-1800
Email: emmet@great.net

With copy to:	Al Leraaen
513 Annet Street
Henderson, NV 89052
Phone: 702-677-1400
Fax: 702-441-1800
Email: al@great.net

and

Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Attention: James F. Wood
Phone: 303-299-8154
Fax: 303-298-0940
Email: jwood@sah.com

Section 6.2             No Waiver. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 6.3             Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 6.4             Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties relating to the subject matter contained herein. This Agreement cannot be amended or changed except through a written instrument signed by all of the parties hereto.

Section 6.5             Assignment. No party may assign his or its rights or obligations hereunder, in whole or in part, without the prior written consent of the other parties.

Section 6.6             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of laws thereof.

Section 6.7             Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts taken together shall constitute a single agreement. In the event that any signature is delivered by electronic scanning or facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

Section 6.8             Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

Section 6.9             Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which that party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.  The terms “knowledge of Seller” or “known by Seller” shall exclude any matter that is known by A. Emmet Stephenson Jr. if no other employee of Seller or Parent knows of such matter.  The terms “knowledge of Purchaser” or “Purchaser has knowledge” shall include the knowledge of A. Emmet Stephenson Jr.

Section 6.10           Arbitration.  The parties shall resolve any dispute that arises under or in connection with this Agreement through final and binding arbitration (without appeal or review) in Denver, Colorado, administered by The Judicial Arbiter Group, Inc. (or, if it is unwilling or unable to serve, then by an independent arbitration tribunal pursuant to the Commercial Arbitration Rules of the American Arbitration Association) (in either such case, the “Arbitration Tribunal”).  Whenever a dispute arises under or in connection with this Agreement, the party desiring to initiate such proceedings (“requesting party”) shall give notice thereof to the other party (“responding party”), stating that the requesting party desires to have such controversy reviewed by an Arbitration Tribunal and setting forth the name and address of the person whom such party has designated to act as an arbitrator.  If the parties can agree upon an arbitrator, the dispute will be arbitrated by the single arbitrator chosen by them.  If, within 15 days after receipt of such notice, the parties have not been able to agree upon an arbitrator then the responding party shall designate a person to act as arbitrator by a notice to the requesting party setting forth the name and address of the person so designated.  The two arbitrators designated as aforesaid shall meet within ten days after the second arbitrator shall be appointed and if within such ten day period they shall not have resolved the question in dispute, they shall promptly select a third arbitrator; if they shall not be able to agree on such third arbitrator within 15 days after the second arbitrator shall be appointed, then either arbitrator on five days’ notice in writing to the other, or both arbitrators, shall apply to the office of the Arbitration Tribunal in Denver, Colorado, to designate and appoint such third arbitrator.  In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator will be appointed in his or her stead, such appointment to be made in the same manner as hereinbefore provided for the appointment of such arbitrator so failing, refusing or unable to act.  Subject to the right of the prevailing party to seek reimbursement from the other party as described below, the parties agree to share equally the costs, including fees, of the Arbitration Tribunal selected or appointed under this Section.  As soon as practicable after selection of the Arbitration Tribunal, the Arbitration Tribunal or its designated representative shall determine a reasonable estimate of the anticipated fees and costs, and send a statement to each party setting forth that party’s equal share of the fees and costs.  Within ten days after receipt of the statement, each party shall deposit the required sum with the Arbitration Tribunal, as applicable.  Notwithstanding the foregoing, the prevailing party in any arbitration, suit or other action arising out of or related to this Agreement shall be entitled to recover from the other party all reasonable fees, costs and expenses incurred by the prevailing party in connection with the arbitration, suit or other action, including reasonable judicial and extra-judicial attorneys’ fees, expenses and disbursements and fees, costs and expenses relating to any arbitration or appeal.  “Prevailing party” within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.  If any party secures a judgment in any proceeding brought to enforce or interpret this Agreement, then any costs or expenses (including reasonable attorneys’ fees) incurred in enforcing, or in appealing from, such judgment shall be payable by the party against whom such judgment or determination on appeal has been rendered and shall be recoverable separately from and in addition to any other amount included in such judgment.  The decision of arbitrator(s) selected in the manner hereinbefore provided shall be given within a period of 30 days (i) after the appointment of the third arbitrator or (ii) in the case of sole arbitrator, within 30 days after the date when it is first established that he or she is the sole arbitrator.  The decision of such Arbitration Tribunal shall be final and binding upon the parties and shall be enforceable in any court of competent jurisdiction.   The Arbitration Tribunal shall have the right only to interpret and apply the terms of this Agreement and shall not change any such terms or deprive any party to this Agreement of any rights provided in this Agreement.  Further, the authority of the Arbitration Tribunal shall be limited to deciding the matter submitted to it.  THE ARBITRATION TRIBUNAL SHALL HAVE NO AUTHORITY TO AWARD ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR TO VARY OR IGNORE THE TERMS OF THIS AGREEMENT, AND SHALL BE BOUND BY CONTROLLING LAW.  ALL PROCEEDINGS, AWARDS AND DECISIONS UNDER ANY MEDIATION OR ARBITRATION PROCEEDING SHALL BE STRICTLY PRIVATE AND CONFIDENTIAL, EXCEPT TO THE EXTENT REQUIRED BY LAW.  Notwithstanding anything in this Section to the contrary, the parties shall have the right to commence litigation or other legal proceedings with respect to any claims solely relating to: (i) injunctive relief, (ii) enforcement of the dispute resolution provisions of this Agreement, and (iii) enforcement of any arbitration award.

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

A. EMMET STEPHENSON JR., INC.

By:	/s/ A. Emmet Stephenson Jr.
Name:	A. Emmet Stephenson, Jr.
Title:	President

DOMAIN.COM, INC.

By:	/s/ David G. Durham
Name:	David G. Durham
Title:	Treasurer

STARTEK, INC.

By:	/s/ David G. Durham
Name:	David G. Durham
Title:	Executive Vice President / Chief Financial Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT